Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Second Quarter Performance;
Net Income Grows by 20% to $27.0 Million, as Net Interest Income Expands by 14%

Warsaw, Indiana (July 25, 2025) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record second quarter net income of $27.0 million for the three months ended June 30, 2025, which represents an increase of $4.4 million, or 20%, compared with net income of $22.5 million for the three months ended June 30, 2024. Diluted earnings per share were $1.04 for the second quarter of 2025 and increased $0.17, or 20%, compared to $0.87 for the second quarter of 2024. On a linked quarter basis, net income increased $6.9 million, or 34%, from $20.1 million. Diluted earnings per share increased $0.26, or 33%, from $0.78 on a linked quarter basis.

Pretax pre-provision earnings, which is a non-GAAP measure, were $35.9 million for the three months ended June 30, 2025, an increase of $528,000, or 1%, compared to $35.4 million for the three months ended June 30, 2024. Adjusted core operational profitability, a non-GAAP measure that excludes the impact of certain non-routine operating events that occurred during 2024, improved by $7.8 million, or 41%, from $19.2 million to $27.0 million for the three months ended June 30, 2024 and 2025, respectively.

The company further reported net income of $47.1 million for the six months ended June 30, 2025, versus $46.0 million for the comparable period of 2024, an increase of $1.1 million, or 2%. Diluted earnings per share also increased 2% to $1.82 for the six months ended June 30, 2025, versus $1.78 for the comparable period of 2024. Pretax pre-provision earnings were $67.0 million for the six months ended June 30, 2025, an increase of $2.2 million, or 3%, compared to $64.7 million for the six months ended June 30, 2024. Adjusted core operational profitability improved by $5.2 million, or 12%, from $41.8 million to $47.1 million for the six months ended June 30, 2024 and 2025, respectively.

"We are pleased to report strong earnings momentum for the second quarter of 2025, which has benefited from double digit growth of net interest income and contributed to good overall performance in the first half of 2025," observed David M. Findlay, Chairman and CEO. "Importantly, our Lake City Bank Team continues to generate healthy loan and deposit growth. It's been a rewarding first six months of 2025 with this strong financial performance, healthy balance sheet growth and continued success on the business development front for all of our revenue producing teams."

Quarterly Financial Performance

Second Quarter 2025 versus Second Quarter 2024 highlights:
•Return on average equity of 15.52%, compared to 14.19%
•Return on average assets of 1.57%, compared to 1.37%
•Tangible book value per share grew by $2.14, or 8%, to $27.48
•Average loans grew by $194.8 million, or 4%, to $5.23 billion
•Core deposits grew by $423.9 million, or 8%, to $6.03 billion
•Net interest margin improved 25 basis points to 3.42% versus 3.17%
•Net interest income increased by $6.6 million, or 14%
•Provision expense of $3.0 million, compared to $8.5 million
•Watch list loans as a percentage of total loans improved to 3.67% from 5.31%
•Nonaccrual loans declined 46% to $30.6 million compared to $57.1 million
•Common equity tier 1 capital ratio improved to 14.73%, compared to 14.28%
•Total risk-based capital ratio improved to 15.86%, compared to 15.53%
•Tangible capital ratio improved to 10.15%, compared to 9.91%
•Average equity increased by $58.0 million, or 9%

Second Quarter 2025 versus First Quarter 2025 highlights:
•Return on average equity of 15.52%, compared to 11.70%
•Return on average assets of 1.57%, compared to 1.20%
•Average loans grew by $43.7 million, or 1%, to $5.23 billion
•Core deposits grew by $191.6 million, or 3%, to $6.03 billion
•Net interest margin improved 2 basis points to 3.42% versus 3.40%
•Net interest income increased by $2.0 million, or 4%
•Pretax, pre-provision earnings increased $4.9 million, or 16%
•Provision expense of $3.0 million, compared to $6.8 million
•Nonaccrual loans declined 47% to $30.6 million compared to $57.4 million
•Watch list loans as a percentage of total loans improved to 3.67% from 4.13%
•Common equity tier 1 capital ratio of 14.73%, compared to 14.51%
•Total risk-based capital ratio of 15.86%, compared to 15.77%
•Tangible capital ratio of 10.15%, compared to 10.09%

Capital Strength

The company’s total capital as a percentage of risk-weighted assets improved to 15.86% at June 30, 2025, compared to 15.53% at June 30, 2024 and 15.77% at March 31, 2025. These capital levels significantly exceeded the 10.00% regulatory threshold required to be characterized as "well capitalized" and reflect the company's robust capital base.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, improved to 10.15% at June 30, 2025, compared to 9.91% at June 30, 2024 and 10.09% at March 31, 2025. Unrealized losses from available-for-sale investment securities were $185.3 million at June 30, 2025, compared to $194.9 million at June 30, 2024 and $188.3 million at March 31, 2025. Excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets, a non-GAAP financial measure, was 12.17% at June 30, 2025, compared to 12.18% at June 30, 2024, and 12.19% at March 31, 2025.

As announced on July 8, 2025, the board of directors approved a cash dividend for the second quarter of $0.50 per share, payable on August 5, 2025, to shareholders of record as of July 25, 2025. The second quarter dividend per share represents a 4% increase from the $0.48 dividend per share paid for the second quarter of 2024.

The company utilized its share repurchase program during the second quarter of 2025 and repurchased 30,300 shares of its common stock for $1.7 million at a weighted average price per share of $55.94. The company has $28.3 million of remaining availability under the board-approved share repurchase program.

"Our capital position is strong and provides capacity for continued organic growth of our balance sheet as well as continued growth of our common stock dividend to shareholders," stated Kristin L. Pruitt, President. "While we did utilize our share repurchase program during the second quarter, our priority for capital is to continue capital retention to support loan growth in our Indiana markets and provide for continued balance sheet growth opportunities."

Loan Portfolio

Average total loans of $5.23 billion in the second quarter of 2025 increased $194.8 million, or 4%, from $5.03 billion for the second quarter of 2024 and increased $43.7 million, or 1%, from $5.19 billion for the first quarter of 2025. Average total loans for the six months ended June 30, 2025 were $5.21 billion, an increase of $205.0 million, or 4%, from $5.00 billion for the six months ended June 30, 2024.

Total loans, excluding deferred fees and costs, increased by $173.8 million, or 3%, from $5.06 billion as of June 30, 2024, to $5.23 billion as of June 30, 2025. The increase in loans occurred across much of the portfolio, with our commercial real estate and multi-family residential loan portfolio growing by $177.0 million, or 7%, our consumer 1-4 family mortgage loan portfolio growing by $46.2 million, or 10%, and our other consumer loan portfolio growing by $6.0 million, or 6%. These increases were offset by contractions to our commercial and industrial loan portfolio of $32.5 million, or 2%, and our agri-business and agricultural loan portfolio of $21.6 million, or 6%. On a linked quarter basis, total loans, excluding deferred fees and costs, increased by $3.4 million, or less than 1%, from $5.23 billion at March 31, 2025. The linked quarter increase was primarily a result of growth in total commercial real estate and multi-family residential loans of $59.6 million, or 2%, and growth in total consumer loans of $17.5 million, or 3%. This growth was offset by contractions in total agri-business and agricultural loans of $44.3 million, or 12%, and total commercial and industrial loans of $29.8 million, or 2%.

Commercial loan originations for the second quarter included approximately $390.0 million in loan originations, offset by approximately $404.0 million in commercial loan pay downs. Line of credit usage increased to 44% as of June 30, 2025, compared to 41% at June 30, 2024 and 43% as of March 31, 2025. Total available lines of credit contracted by $48.0 million, or 1%, as compared to a year ago, and line usage increased by $100.0 million, or 5%, over that period. The company has limited exposure to commercial office space borrowers, all of which are in the bank’s Indiana markets. Loans totaling $106.9 million for this sector represented 2% of total loans at June 30, 2025, an increase of $6.4 million, or 6%, from March 31, 2025. Commercial real estate loans secured by multi-family residential properties and secured by non-farm non-residential properties were approximately 221% of total risk-based capital at June 30, 2025.

"We are pleased that commercial line utilization continues to improve with a utilization rate of 44% at the end of the second quarter 2025," added Findlay. "This marks the highest line utilization rate since 2020, and we are encouraged that borrower demand for working lines of capital has increased. During the second quarter, construction loans migrated as planned to the CRE multi-family segment. In addition, loan payoffs received during the second quarter impacted the owner occupied CRE and Agriculture segments."

Diversified Deposit Base

The bank's diversified deposit base has grown on a year-over-year basis and on a linked quarter basis.

(in thousands)	June 30, 2025		March 31, 2025		June 30, 2024
Retail	$1,755,750	28.4%	$1,787,992	30.0%	$1,724,777	29.9%
Commercial	2,256,620	36.6	2,336,910	39.2	2,150,127	37.3
Public funds	2,014,047	32.6	1,709,883	28.7	1,727,593	30.0
Core deposits	6,026,417	97.6	5,834,785	97.9	5,602,497	97.2
Brokered deposits	150,416	2.4	125,409	2.1	161,040	2.8
Total	$6,176,833	100.0%	$5,960,194	100.0%	$5,763,537	100.0%

Total deposits increased $413.3 million, or 7%, from $5.76 billion as of June 30, 2024, to $6.18 billion as of June 30, 2025. The increase in total deposits was driven by an increase in core deposits (which excludes brokered deposits) of $423.9 million, or 8%. Total core deposits at June 30, 2025 were $6.03 billion and represented 98% of total deposits, as compared to $5.60 billion and 97% of total deposits at June 30, 2024.

The increase in core deposits since June 30, 2024, reflects growth in all three core deposit segments. Public funds deposits grew annually by $286.5 million, or 17%, to $2.01 billion. Public funds deposits as a percentage of total deposits were 33%, up from 30% a year ago. Growth in public funds was positively impacted by the addition of new public funds customers in the Lake City Bank footprint, including their operating accounts. Commercial deposits grew annually by $106.5 million, or 5%, to $2.26 billion and remained at 37% as a percentage of total deposits. Retail deposits grew by $31.0 million, or 2%, to $1.76 billion. Retail deposits as a percentage of total deposits was 28% of total deposits, down from 30% a year ago.

On a linked quarter basis, total deposits increased $216.6 million, or 4%, from $5.96 billion at March 31, 2025, to $6.18 billion at June 30, 2025. Core deposits increased by $191.6 million, or 3%, while brokered deposits increased by $25.0 million, or 20%. The linked quarter growth in core deposits was positively impacted by the addition of new public funds customers. Offsetting this increase was a decrease in commercial deposits of $80.3 million, or 3%, and a decrease in retail deposits of $32.2 million, or 2%.

Average total deposits were $6.10 billion for the second quarter of 2025, an increase of $276.5 million, or 5%, from $5.82 billion for the second quarter of 2024. Average interest-bearing deposits drove the increase in average total deposits and increased by $263.4 million, or 6%. Contributing to the overall growth of interest-bearing deposits was an increase to average interest-bearing checking accounts of $492.4 million, or 15%. Offsetting this increase was a reduction in average time deposits of $225.9 million, or 22%, and a decrease to average savings deposits of $3.2 million, or 1%. Average noninterest-bearing demand deposits increased by $13.2 million, or 1%, to $1.2 billion.

On a linked quarter basis, average total deposits increased by $221.8 million, or 4%, from $5.87 billion for the first quarter of 2025 to $6.10 billion for the second quarter of 2025. Average interest bearing deposits drove the increase to total average deposits, which increased by $236.1 million, or 5%. Average interest bearing checking accounts were responsible for the increase, growing by $281.5 million, or 8%. Offsetting this increase were decreases to total average time deposits of $47.4 million, or 6%, and average noninterest bearing demand deposits decreased by $14.3 million, or 1%.

Checking account trends as of June 30, 2025 compared to June 30, 2024 include growth of $352.1 million, or 23%, in aggregate public fund checking account balances, growth of $93.4 million, or 5%, in aggregate commercial checking account balances, and growth of $52.2 million, or 6%, in aggregate retail checking account balances. The number of accounts has also grown for all three segments, with growth of 9% for public funds accounts, 2% for commercial accounts and 1% for retail accounts during the prior twelve months.

"Deposit growth is strong in many measurable ways. All deposit segments have grown on a year over year basis, and the bank continues to add new public fund customers and their operating accounts," commented Lisa M. O'Neill, Executive Vice President and Chief Financial Officer.

Deposits not covered by FDIC deposit insurance as a percentage of total deposits were 59% as of June 30, 2025, compared to 57% at March 31, 2025, and 58% at June 30, 2024, reflecting growth in public fund deposits over those periods. Deposits not covered by FDIC deposit insurance or the Indiana Public Deposit Insurance Fund, which insures public funds deposits in Indiana, were 27% of total deposits at June 30, 2025, compared to 29% at March 31, 2025, and 29% at June 30, 2024. At June 30, 2025, 98% of deposit accounts had deposit balances less than $250,000.

Net Interest Margin

Net interest margin was 3.42% for the second quarter of 2025, representing a 25 basis point increase from 3.17% for the second quarter of 2024. This improvement was driven by a reduction in the company's funding costs, with interest expense as a percentage of average earning assets falling by 49 basis points from 2.90% for the second quarter of 2024 to 2.41% for the second quarter of 2025. Offsetting the decrease in funding costs was a decrease to earning asset yields of 24 basis points from 6.07% for the second quarter of 2024 to 5.83% for the second quarter of 2025. During the second quarter of 2025, the company recorded a prepayment fee of $541,000 from the early payment of a fixed rate commercial loan, which was recorded as part of interest income. The prepayment fee benefited net interest margin by 3 basis points for the second quarter. Excluding the impact of the prepayment penalty, net interest margin improved by 22 basis points. The easing of monetary policy by the Federal Reserve Bank, which began in September of 2024, drove the reduction in funding costs that provided for the net interest margin expansion through deposit repricing as compared to the prior year quarter.

Net interest margin expanded by 2 basis points to 3.42% for the second quarter of 2025, compared to 3.40% for the linked first quarter of 2025. Average earning asset yields increased by 6 basis points from 5.77% to 5.83% on a linked quarter basis and interest expense as a percentage of average earning assets increased 4 basis points from 2.37% to 2.41%. Excluding the impact of the prepayment penalty, net interest margin contracted by 1 basis point compared to the linked first quarter.

The cumulative loan beta for the current rate-easing cycle that began in September 2024 is 29% compared to the deposit beta of 50% and has resulted in net interest margin expansion which has benefited net interest income.

Net interest income was $54.9 million for the second quarter of 2025, representing an increase of $6.6 million, or 14%, as compared to $48.3 million for the second quarter of 2024. On a linked quarter basis, net interest income increased $2.0 million, or 4%, from $52.9 million for the first quarter of 2025. Net interest income increased by $12.0 million, or 13%, from $95.7 million for the six months ended June 30, 2024, to $107.8 million for the six months ended June 30, 2025.
O'Neill noted, "We are pleased to report healthy net interest margin expansion of 25 basis points as compared to a year ago. In this higher-for-longer interest rate environment, we continue to benefit from fixed rate loan repricing and new loan origination activity. In addition, we are pleased that our core deposits represent 98% of our total funding needs compared to 97% a year ago. Core deposit growth has outpaced our loan growth in 2025 which has strengthened our liquidity position. We have begun to reinvest some maturing investment securities into higher yielding investment securities with short duration, which is also benefiting net interest margin."

Asset Quality

The company recorded a provision for credit losses of $3.0 million in the second quarter of 2025, a decrease of $5.5 million as compared to $8.5 million in the second quarter of 2024. On a linked quarter basis, the provision expense decreased by $3.8 million, from $6.8 million for the first quarter of 2025. Provision expense for the second quarter and for the six months ended June 30, 2025, was primarily driven by an increase in the specific allocation for a previously disclosed $43.3 million nonperforming credit for an industrial company in Northern Indiana as well as loan growth. During the second quarter of 2025, the nonperforming borrower reached an agreement to sell and liquidate the business to two unrelated entities. The transactions are expected to close in the third quarter of 2025. As a result of the pending sale and liquidation, the company recognized a charge off of $28.6 million during the second quarter, which was fully allocated at the time of the charge off. The company expects to collect the remainder of the outstanding principal balance from sale and liquidation proceeds and proceeds from the personal guarantee from the borrower.

The ratio of allowance for credit losses to total loans was 1.27% at June 30, 2025, down from 1.60% at June 30, 2024, and 1.77% at March 31, 2025. The decrease in the allowance coverage was due to a significant reduction of 46%, or $26.5 million, in nonaccrual loans, which were $30.6 million at June 30, 2025 versus $57.1 million at June 30, 2024. Net charge offs in the second quarter of 2025 were $28.9 million, compared to $949,000 in the second quarter of 2024 and $327,000 during the linked first quarter of 2025. Annualized net charge offs to average loans were 2.22% for the second quarter of 2025, compared to 0.08% for the second quarter of 2024 and 0.03% for the linked first quarter of 2025. Annualized net charge offs to average loans were 1.13% for the six months ended June 30, 2025 compared to 0.05% for the six months ended June 30, 2024.

Nonperforming assets decreased $26.5 million, or 46%, to $31.1 million as of June 30, 2025, versus $57.6 million as of June 30, 2024. On a linked quarter basis, nonperforming assets decreased $26.8 million, or 46%, compared to $57.9 million as of March 31, 2025. The ratio of nonperforming assets to total assets at June 30, 2025 decreased to 0.45% from 0.88% at June 30, 2024, and decreased from 0.84% at March 31, 2025.

Total individually analyzed and watch list loans decreased by $76.6 million, or 29%, to $191.6 million as of June 30, 2025, versus $268.3 million as of June 30, 2024. On a linked quarter basis, total individually analyzed and watch list loans decreased by $23.9 million, or 11%, from $215.6 million at March 31, 2025. Watch list loans as a percentage of total loans were 3.67% at June 30, 2025, a decrease of 164 basis points compared to 5.31% at June 30, 2024, and 46 basis points from 4.13% at March 31, 2025.

"We are pleased to have reached a resolution on the nonperforming loan that we have been working through for the past several quarters," stated Findlay. "Importantly, our semi-annual loan portfolio reviews with all loan officers of the bank affirmed that asset quality is stable and that economic conditions in our footprint are contributing to new business development opportunities. We continue to monitor the impact of tariffs on our borrowers. It is too early to quantify the impact of U.S. trade policy on our borrowers' businesses, although there appears to be less concern on the impact of tariffs that we heard from borrowing clients previously."

Investment Portfolio Overview

Total investment securities were $1.13 billion at June 30, 2025, reflecting an increase of $5.5 million, or less than 1%, as compared to $1.12 billion at June 30, 2024. Investment securities represented 16% of total assets on June 30, 2025, as compared to 17% and June 30, 2024 and March 31, 2025. The company anticipates receiving principal and interest cash flows of approximately $54.5 million during the remainder of 2025 from the investment securities portfolio and plans to use that liquidity to fund loan growth as well as to fund reinvestments to the investment securities portfolio. Tax equivalent adjusted effective duration for the investment portfolio was 5.9 years at June 30, 2025, compared to 6.5 years at June 30, 2024 and unchanged from 5.9 years at March 31, 2025.

Noninterest Income

The company’s noninterest income decreased $9.0 million, or 44%, to $11.5 million for the second quarter of 2025, compared to $20.4 million for the second quarter of 2024. Noninterest income was elevated during the second quarter of 2024 as compared to the second quarter of 2025 as a result of the net gain on Visa shares of $9.0 million that was recorded in the second quarter of 2024. Adjusted core noninterest income, a non-GAAP financial measure that excludes the effect of the net gain on Visa shares and an insurance recovery, increased $58,000, or less than 1%, from $11.4 million during the second quarter of 2024. Bank owned life insurance income increased $150,000, or 17%, primarily as a result of increased general account bank owned life insurance income from the purchase of insurance policies during the second quarter of 2025. Mortgage banking income increased $101,000 due to growth in the company's mortgage pipeline, which favorably impacted secondary market loan sale gains and mortgage rate lock income. Wealth advisory fees increased $70,000, or 3%, driven by continued growth in customers and assets under management. Investment brokerage fees increased $72,000, or 15%, due to increased volume and product mix. Offsetting these increases was a decrease to other income of $296,000, or 43%, primarily driven by reduced limited partnership investment income.

Noninterest income for the second quarter of 2025 increased by $558,000, or 5%, on a linked quarter basis from $10.9 million during the first quarter of 2025. Bank owned life insurance income increased $718,000, or 223%, primarily as a result of improved market performance of the bank's variable owned life insurance policies and increased general account bank owned life insurance income from the purchase of insurance policies during the second quarter of 2025. Loan and service fee income increased $122,000, or 4%, from increased interchange fee income. Mortgage banking income increased $175,000, as a result of income derived from secondary mortgage sales and pipeline growth. Investment brokerage fees income increased $98,000, or 22%. Offsetting these increases was a decrease to other income of $460,000, or 54%, primarily a result of reduced limited partnership investment income. Wealth advisory fees, which benefited in the linked first quarter of 2025 from significant estate settlement fee income decreased $200,000, or 7%.

"The linked quarter improvement of noninterest income of 5% is encouraging as we continue to focus on growing our fee-based businesses," noted Findlay. "We are particularly pleased with the continued growth of our Wealth Advisory Management area, which has recently added revenue generating employees in our footprint with a focus in Indianapolis. Assets under management in this area have reached nearly $3.0 billion at quarter end."

Noninterest income decreased by $10.6 million, or 32%, to $22.4 million for the six months ended June 30, 2025, compared to $33.1 million for the prior year six-month period. Noninterest income was elevated during the first six months of 2024 as compared to the comparable period of 2025 primarily because of the net gain on Visa shares of $9.0 million and a $1.0 million insurance recovery. Adjusted core noninterest income, a non-GAAP financial measure that excludes the impact of these non-routine events, declined $626,000, or 3%, from $23.0 million for the six months ended June 30, 2024. Other income decreased $1.6 million, or 56%, as other income during the first six months of 2024 benefited from the $1.0 million insurance recovery. Reduced limited partnership investment income further contributed to the decline between the periods. Bank owned life insurance income decreased $564,000, or 29%, primarily as a result of reduced market performance from the bank's variable bank owned life insurance policies, which correlate to returns in the equities markets. Offsetting these decreases were increases to wealth advisory fees of $482,000, or 10%, and service charges on deposit accounts of $104,000, or 2%. The increase in wealth advisory fees was primarily driven by continued growth in customers and assets under management.

Noninterest Expense

Noninterest expense decreased $2.9 million, or 9%, to $30.4 million for the second quarter of 2025, compared to $33.3 million during the second quarter of 2024. Noninterest expense was elevated during the second quarter of 2024 as compared to 2025 due to a $4.5 million accrual that was recorded from the resolution of a legal matter. Adjusted core noninterest expense, which excludes the impact of the legal accrual, increased $1.6 million, or 6%, from $28.8 million for the second quarter of 2024. Salaries and benefits expense increased by $938,000, or 6%. The primary drivers for the increase to salaries and benefits expense were increased salaries expense of $756,000 and increased health insurance expense of $127,000. Additionally, data processing fees and supplies expense increased $340,000, or 9%, from continued investment in customer-facing and operational technology solutions. Offsetting these increases were decreases to other expense of $3.8 million, or 62%, professional fees of $417,000, or 20%, and corporate and business development expense of $105,000, or 8%. The decrease to other expense was driven by the legal accrual recorded during the second quarter of 2024. The decrease to professional fees was primarily driven by reduced technology implementation consulting fees and swap collateral fees. Corporate and business development expense decreased primarily as a result of lower advertising expense.

On a linked quarter basis, noninterest expense decreased by $2.3 million, or 7%, from $32.8 million during the first quarter of 2025. The primary drivers for the decrease to noninterest expense was a decrease to salaries and employee benefits of $806,000, or 5%, due to a reduction in HSA contributions expense of $441,000, resulting from the timing of the annual employer contribution to employee accounts, and a reduction in performance-based compensation accruals. Professional fees decreased $674,000, or 28%, and were primarily driven by reduced technology implementation consulting fees and swap collateral interest expense. Other expense decreased $353,000, or 13%, as other expense was elevated in the linked first quarter of 2025 from the timing of semiannual director share awards. Corporate and business development expense decreased by $246,000, or 18%, due to reduced advertising expense, primarily driven by the timing of when advertisement television spots were purchased and utilized. Net occupancy expense decreased $233,000, or 12%, due to reductions in seasonal expenses. Data processing fees and supplies expense decreased $113,000, or 3%.

Noninterest expense decreased by $843,000, or 1%, for the six months ended June 30, 2025 to $63.2 million compared to $64.0 million for the six months ended June 30, 2024. Adjusted core noninterest expense, which excludes the impact of the $4.5 million legal accrual, increased $3.7 million, or 6%, from $59.5 million for the six months ended June 30, 2024. Salaries and benefits expense increased by $2.0 million, or 6%. Data processing fees and supplies and expense increased $766,000, or 10%. Net occupancy expense increased $289,000, or 8%, as a result of increased occupancy expense from the continued expansion of the company's branch network and improvements to existing facilities. Offsetting these increases were decreases to other expense of $3.4 million, or 41%, and professional fees of $500,000, or 11%.

The company’s efficiency ratio was 45.9% for the second quarter of 2025, compared to 48.5% for the second quarter of 2024 and 51.4% for the linked first quarter of 2025. The company's adjusted core efficiency ratio, a non-GAAP financial measure, was 48.2% for the second quarter of 2024.

The company's efficiency ratio was 48.6% for the six months ended June 30, 2025, compared to 49.7% for the comparable period in 2024. The company's adjusted core efficiency ratio was 50.1% for the six months ended June 30, 2024.

Findlay added, "We are pleased with the improvement in our efficiency ratio, which has benefited from strong core revenue growth of 10% on a year-over-year basis. Our growth in noninterest expense is focused on continued investments in human capital, technology solutions and organic expansion of our banking footprint, particularly in Indianapolis."

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under "LKFN." Lake City Bank, a $7.0 billion bank headquartered in Warsaw, Indiana, was founded in 1872 and serves Central and Northern Indiana communities with 54 branch offices and a robust digital banking platform. Lake City Bank's community banking model prioritizes building in-market long-term customer relationships while delivering technology-forward solutions for retail and commercial clients.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "continue," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of economic, business and market conditions and changes, particularly in our Indiana market area, including prevailing interest rates and the rate of inflation; governmental trade, monetary and fiscal policies; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand and the values and liquidity of loan collateral, securities and other interest sensitive assets and liabilities; and changes in borrowers’ credit risks and payment behaviors, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
SECOND QUARTER 2025 FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
(Unaudited – Dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
END OF PERIOD BALANCES	2025	2025	2024	2025	2024
Assets	$6,964,301	$6,851,178	$6,568,807	$6,964,301	$6,568,807
Investments	1,129,346	1,132,854	1,123,803	1,129,346	1,123,803
Loans	5,226,827	5,223,221	5,052,341	5,226,827	5,052,341
Allowance for Credit Losses	66,552	92,433	80,711	66,552	80,711
Deposits	6,176,833	5,960,194	5,763,537	6,176,833	5,763,537
Brokered Deposits	150,416	125,409	161,040	150,416	161,040
Core Deposits (1)	6,026,417	5,834,785	5,602,497	6,026,417	5,602,497
Total Equity	709,987	694,509	654,590	709,987	654,590
Goodwill Net of Deferred Tax Assets	3,803	3,803	3,803	3,803	3,803
Tangible Common Equity (2)	706,184	690,706	650,787	706,184	650,787
Adjusted Tangible Common Equity (2)	866,758	854,585	820,534	866,758	820,534
AVERAGE BALANCES
Total Assets	$6,904,681	$6,762,970	$6,642,954	$6,834,217	$6,598,711
Earning Assets	6,570,607	6,430,804	6,295,281	6,501,092	6,256,105
Investments	1,125,597	1,136,404	1,118,776	1,130,970	1,138,639
Loans	5,229,646	5,185,918	5,034,851	5,207,903	5,002,935
Total Deposits	6,096,504	5,874,725	5,819,962	5,986,227	5,725,196
Interest Bearing Deposits	4,852,446	4,616,381	4,589,059	4,735,066	4,472,693
Interest Bearing Liabilities	4,886,943	4,716,465	4,666,136	4,802,175	4,599,136
Total Equity	696,976	696,053	638,999	696,517	642,003
INCOME STATEMENT DATA
Net Interest Income	$54,876	$52,875	$48,296	$107,751	$95,712
Net Interest Income-Fully Tax Equivalent	55,986	53,983	49,493	109,970	98,176
Provision for Credit Losses	3,000	6,800	8,480	9,800	10,000
Noninterest Income	11,486	10,928	20,439	22,414	33,051
Noninterest Expense	30,432	32,763	33,333	63,195	64,038
Net Income	26,966	20,085	22,549	47,051	45,950
Pretax Pre-Provision Earnings (2)	35,930	31,040	35,402	66,970	64,725
PER SHARE DATA
Basic Net Income Per Common Share	$1.05	$0.78	$0.88	$1.83	$1.79
Diluted Net Income Per Common Share	1.04	0.78	0.87	1.82	1.78
Cash Dividends Declared Per Common Share	0.50	0.50	0.48	1.00	0.96
Dividend Payout	48.08%	64.10%	55.17%	54.95%	53.93%
Book Value Per Common Share (equity per share issued)	$27.63	$26.99	$25.49	$27.63	$25.49
Tangible Book Value Per Common Share (2)	27.48	26.85	25.34	27.48	25.34
Market Value – High	$62.39	$71.77	$66.62	$71.77	$73.22
Market Value – Low	50.00	58.24	57.59	50.00	57.59

	Three Months Ended			Six Months Ended
(Unaudited – Dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
PER SHARE DATA (continued)	2025	2025	2024	2025	2024
Basic Weighted Average Common Shares Outstanding	25,707,233	25,714,818	25,678,231	25,711,004	25,667,647
Diluted Weighted Average Common Shares Outstanding	25,776,205	25,802,865	25,742,871	25,782,817	25,746,773
KEY RATIOS
Return on Average Assets	1.57%	1.20%	1.37%	1.39%	1.40%
Return on Average Total Equity	15.52	11.70	14.19	13.62	14.39
Average Equity to Average Assets	10.09	10.29	9.62	10.19	9.73
Net Interest Margin	3.42	3.40	3.17	3.41	3.16
Efficiency (Noninterest Expense/Net Interest Income plus Noninterest Income)	45.86	51.35	48.49	48.55	49.73
Loans to Deposits	84.62	87.64	87.66	84.62	87.66
Investment Securities to Total Assets	16.22	16.54	17.11	16.22	17.11
Tier 1 Leverage (3)	12.21	12.30	11.98	12.21	11.98
Tier 1 Risk-Based Capital (3)	14.73	14.51	14.28	14.73	14.28
Common Equity Tier 1 (CET1) (3)	14.73	14.51	14.28	14.73	14.28
Total Capital (3)	15.86	15.77	15.53	15.86	15.53
Tangible Capital (2)	10.15	10.09	9.91	10.15	9.91
Adjusted Tangible Capital (2)	12.17	12.19	12.18	12.17	12.18
ASSET QUALITY
Loans Past Due 30 - 89 Days	$1,648	$4,288	$1,615	$1,648	$1,615
Loans Past Due 90 Days or More	7	7	26	7	26
Nonaccrual Loans	30,627	57,392	57,124	30,627	57,124
Nonperforming Loans	30,634	57,399	57,150	30,634	57,150
Other Real Estate Owned	284	284	384	284	384
Other Nonperforming Assets	183	193	90	183	90
Total Nonperforming Assets	31,101	57,876	57,624	31,101	57,624
Individually Analyzed Loans	52,069	81,346	78,533	52,069	78,533
Non-Individually Analyzed Watch List Loans	139,548	134,218	189,726	139,548	189,726
Total Individually Analyzed and Watch List Loans	191,617	215,564	268,259	191,617	268,259
Gross Charge Offs	29,111	508	1,076	29,619	1,580
Recoveries	230	181	127	411	319
Net Charge Offs/(Recoveries)	28,881	327	949	29,208	1,261
Net Charge Offs/(Recoveries) to Average Loans	2.22%	0.03%	0.08%	1.13%	0.05%
Credit Loss Reserve to Loans	1.27	1.77	1.60	1.27	1.60
Credit Loss Reserve to Nonperforming Loans	217.25	161.04	141.23	217.25	141.23
Nonperforming Loans to Loans	0.59	1.10	1.13	0.59	1.13
Nonperforming Assets to Assets	0.45	0.84	0.88	0.45	0.88
Total Individually Analyzed and Watch List Loans to Total Loans	3.67%	4.13%	5.31%	3.67%	5.31%

	Three Months Ended			Six Months Ended
(Unaudited – Dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
OTHER DATA	2025	2025	2024	2025	2024
Full Time Equivalent Employees	675	647	653	675	653
Offices	54	54	53	54	53

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures".
(3)Capital ratios for June 30, 2025 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Cash and due from banks	$97,413	$71,733
Short-term investments	212,767	96,472
Total cash and cash equivalents	310,180	168,205
Securities available-for-sale, at fair value	996,957	991,426
Securities held-to-maturity, at amortized cost (fair value of $107,979 and $113,107, respectively)	132,389	131,568
Real estate mortgage loans held-for-sale	1,637	1,700
Loans, net of allowance for credit losses of $66,552 and $85,960	5,160,275	5,031,988
Land, premises and equipment, net	61,449	60,489
Bank owned life insurance	127,399	113,320
Federal Reserve and Federal Home Loan Bank stock	21,420	21,420
Accrued interest receivable	29,109	28,446
Goodwill	4,970	4,970
Other assets	118,516	124,842
Total assets	$6,964,301	$6,678,374

LIABILITIES
Noninterest bearing deposits	$1,261,740	$1,297,456
Interest bearing deposits	4,915,093	4,603,510
Total deposits	6,176,833	5,900,966

Borrowings
Federal Home Loan Bank advance	1,200	0
Other borrowings	5,000	0
Total borrowings	6,200	0

Accrued interest payable	9,996	15,117
Other liabilities	61,285	78,380
Total liabilities	6,254,314	5,994,463

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
26,016,494 shares issued and 25,525,105 outstanding as of June 30, 2025
25,978,831 shares issued and 25,509,592 outstanding as of December 31, 2024	130,664	129,664
Retained earnings	757,739	736,412
Accumulated other comprehensive income (loss)	(161,121)	(166,500)
Treasury stock, at cost (491,389 shares and 469,239 shares as of June 30, 2025 and December 31, 2024, respectively)	(17,384)	(15,754)
Total stockholders’ equity	709,898	683,822
Noncontrolling interest	89	89
Total equity	709,987	683,911
Total liabilities and equity	$6,964,301	$6,678,374

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
NET INTEREST INCOME
Interest and fees on loans
Taxable	$84,418	$84,226	$166,158	$166,268
Tax exempt	291	632	583	1,532
Interest and dividends on securities
Taxable	3,457	3,104	6,846	6,143
Tax exempt	3,917	3,932	7,827	7,879
Other interest income	2,302	1,842	3,426	2,948
Total interest income	94,385	93,736	184,840	184,770

Interest on deposits	39,111	44,363	75,569	85,527
Interest on short-term borrowings	398	1,077	1,520	3,531
Total interest expense	39,509	45,440	77,089	89,058

NET INTEREST INCOME	54,876	48,296	107,751	95,712

Provision for credit losses	3,000	8,480	9,800	10,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	51,876	39,816	97,951	85,712

NONINTEREST INCOME
Wealth advisory fees	2,667	2,597	5,534	5,052
Investment brokerage fees	550	478	1,002	1,000
Service charges on deposit accounts	2,827	2,806	5,601	5,497
Loan and service fees	3,006	3,048	5,890	5,900
Merchant and interchange fee income	854	892	1,676	1,755
Bank owned life insurance income	1,040	890	1,362	1,926
Interest rate swap fee income	20	0	20	0
Mortgage banking income (loss)	124	23	73	75
Net securities gains (losses)	0	0	0	(46)
Net gain on Visa shares	0	9,011	0	9,011
Other income	398	694	1,256	2,881
Total noninterest income	11,486	20,439	22,414	33,051

NONINTEREST EXPENSE
Salaries and employee benefits	17,096	16,158	34,998	32,991
Net occupancy expense	1,747	1,698	3,727	3,438
Equipment costs	1,437	1,343	2,819	2,755
Data processing fees and supplies	4,152	3,812	8,417	7,651
Corporate and business development	1,160	1,265	2,566	2,646
FDIC insurance and other regulatory fees	839	816	1,639	1,605
Professional fees	1,706	2,123	4,086	4,586
Other expense	2,295	6,118	4,943	8,366
Total noninterest expense	30,432	33,333	63,195	64,038

INCOME BEFORE INCOME TAX EXPENSE	32,930	26,922	57,170	54,725
Income tax expense	5,964	4,373	10,119	8,775
NET INCOME	$26,966	$22,549	$47,051	$45,950

BASIC WEIGHTED AVERAGE COMMON SHARES	25,707,233	25,678,231	25,711,004	25,667,647

BASIC EARNINGS PER COMMON SHARE	$1.05	$0.88	$1.83	$1.79

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,776,205	25,742,871	25,782,817	25,746,773

DILUTED EARNINGS PER COMMON SHARE	$1.04	$0.87	$1.82	$1.78

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	June 30, 2025		March 31, 2025		June 30, 2024
Commercial and industrial loans:
Working capital lines of credit loans	$717,484	13.7%	$716,522	13.7%	$697,754	13.8%
Non-working capital loans	776,278	14.9	807,048	15.5	828,523	16.4
Total commercial and industrial loans	1,493,762	28.6	1,523,570	29.2	1,526,277	30.2

Commercial real estate and multi-family residential loans:
Construction and land development loans	552,998	10.6	623,905	12.0	658,345	13.0
Owner occupied loans	780,285	14.9	804,933	15.4	830,018	16.4
Nonowner occupied loans	869,196	16.6	852,033	16.3	762,365	15.1
Multifamily loans	477,910	9.1	339,946	6.5	252,652	5.0
Total commercial real estate and multi-family residential loans	2,680,389	51.2	2,620,817	50.2	2,503,380	49.5

Agri-business and agricultural loans:
Loans secured by farmland	150,934	2.9	156,112	3.0	161,410	3.2
Loans for agricultural production	188,501	3.6	227,659	4.3	199,654	4.0
Total agri-business and agricultural loans	339,435	6.5	383,771	7.3	361,064	7.2

Other commercial loans	95,442	1.8	94,927	1.8	96,703	1.9
Total commercial loans	4,609,028	88.1	4,623,085	88.5	4,487,424	88.8

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	273,287	5.2	265,855	5.1	259,094	5.1
Open end and junior lien loans	226,114	4.4	217,981	4.2	197,861	3.9
Residential construction and land development loans	16,667	0.3	16,359	0.3	12,952	0.3
Total consumer 1-4 family mortgage loans	516,068	9.9	500,195	9.6	469,907	9.3

Other consumer loans	103,880	2.0	102,254	1.9	97,895	1.9
Total consumer loans	619,948	11.9	602,449	11.5	567,802	11.2
Subtotal	5,228,976	100.0%	5,225,534	100.0%	5,055,226	100.0%
Less: Allowance for credit losses	(66,552)		(92,433)		(80,711)
Net deferred loan fees	(2,149)		(2,313)		(2,885)
Loans, net	$5,160,275		$5,130,788		$4,971,630

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	June 30, 2025	March 31, 2025	June 30, 2024
Noninterest bearing demand deposits	$1,261,740	$1,296,907	$1,212,989
Savings and transaction accounts:
Savings deposits	283,976	293,768	283,809
Interest bearing demand deposits	3,841,703	3,554,310	3,274,179
Time deposits:
Deposits of $100,000 or more	584,165	602,577	776,314
Other time deposits	205,249	212,632	216,246
Total deposits	$6,176,833	$5,960,194	$5,763,537
FHLB advances and other borrowings	6,200	108,200	55,000
Total funding sources	$6,183,033	$6,068,394	$5,818,537

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended June 30, 2025			Three Months Ended March 31, 2025			Three Months Ended June 30, 2024
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$5,204,006	$84,418	6.51%	$5,160,031	$81,740	6.42%	$4,993,270	$84,226	6.78%
Tax exempt (1)	25,640	359	5.62	25,887	361	5.66	41,581	783	7.57
Investments: (1)
Securities	1,125,597	8,416	3.00	1,136,404	8,338	2.98	1,118,776	8,082	2.91
Short-term investments	2,832	28	3.97	2,964	28	3.83	2,836	35	4.96
Interest bearing deposits	212,532	2,274	4.29	105,518	1,096	4.21	138,818	1,807	5.24
Total earning assets	$6,570,607	$95,495	5.83%	$6,430,804	$91,563	5.77%	$6,295,281	$94,933	6.07%
Less: Allowance for credit losses	(93,644)			(87,477)			(74,166)
Nonearning Assets
Cash and due from banks	66,713			71,004			64,518
Premises and equipment	61,280			60,523			58,702
Other nonearning assets	299,725			288,116			298,619
Total assets	$6,904,681			$6,762,970			$6,642,954

Interest Bearing Liabilities
Savings deposits	$285,944	$43	0.06%	$283,888	$42	0.06%	$289,107	$48	0.07%
Interest bearing checking accounts	3,767,903	31,499	3.35	3,486,447	28,075	3.27	3,275,502	33,323	4.09
Time deposits:
In denominations under $100,000	208,770	1,745	3.35	212,934	1,832	3.49	217,146	1,871	3.47
In denominations over $100,000	589,829	5,824	3.96	633,112	6,509	4.17	807,304	9,121	4.54
Other short-term borrowings	33,297	398	4.79	99,830	1,122	4.56	77,077	1,077	5.62
Long-term borrowings	1,200	0	0.00	254	0	0.00	0	0	0.00
Total interest bearing liabilities	$4,886,943	$39,509	3.24%	$4,716,465	$37,580	3.23%	$4,666,136	$45,440	3.92%
Noninterest Bearing Liabilities
Demand deposits	1,244,058			1,258,344			1,230,903
Other liabilities	76,704			92,108			106,916
Stockholders' Equity	696,976			696,053			638,999
Total liabilities and stockholders' equity	$6,904,681			$6,762,970			$6,642,954
Interest Margin Recap
Interest income/average earning assets		95,495	5.83%		91,563	5.77%		94,933	6.07%
Interest expense/average earning assets		39,509	2.41		37,580	2.37		45,440	2.90
Net interest income and margin		$55,986	3.42%		$53,983	3.40%		$49,493	3.17%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax-exempt securities acquired after January 1, 1983, included the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.11 million, $1.11 million and $1.20 million in the three-month periods ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three-month periods ended June 30, 2025, March 31, 2025, and June 30, 2024, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated based on GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio in accumulated other comprehensive income (loss) ("AOCI"). Tangible book value per common share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value meaningful to understanding of the company’s financial information and performance.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Six Months Ended
	Jun. 30, 2025	Mar. 31, 2025	Jun. 30, 2024	Jun. 30, 2025	Jun. 30, 2024
Total Equity	$709,987	$694,509	$654,590	$709,987	$654,590
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Common Equity	706,184	690,706	650,787	706,184	650,787
Market Value Adjustment in AOCI	160,574	163,879	169,747	160,574	169,747
Adjusted Tangible Common Equity	866,758	854,585	820,534	866,758	820,534

Assets	$6,964,301	$6,851,178	$6,568,807	$6,964,301	$6,568,807
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Assets	6,960,498	6,847,375	6,565,004	6,960,498	6,565,004
Market Value Adjustment in AOCI	160,574	163,879	169,747	160,574	169,747
Adjusted Tangible Assets	7,121,072	7,011,254	6,734,751	7,121,072	6,734,751

Ending Common Shares Issued	25,697,093	25,727,393	25,679,066	25,697,093	25,679,066

Tangible Book Value Per Common Share	$27.48	$26.85	$25.34	$27.48	$25.34

Tangible Common Equity/Tangible Assets	10.15%	10.09%	9.91%	10.15%	9.91%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	12.17%	12.19%	12.18%	12.17%	12.18%

Net Interest Income	$54,876	$52,875	$48,296	$107,751	$95,712
Plus: Noninterest Income	11,486	10,928	20,439	22,414	33,051
Minus: Noninterest Expense	(30,432)	(32,763)	(33,333)	(63,195)	(64,038)
Pretax Pre-Provision Earnings	$35,930	$31,040	$35,402	$66,970	$64,725

Adjusted core noninterest income, adjusted core noninterest expense, adjusted earnings before income taxes, core operational profitability, core operational diluted earnings per common share and adjusted core efficiency ratio are non-GAAP financial measures calculated based on GAAP amounts. These adjusted amounts are calculated by excluding the impact of the net gain on Visa shares, legal accrual and 2023 wire fraud loss insurance recoveries for the periods presented below. Management considers these measures of financial performance to be meaningful to understanding the company’s core business performance for these periods.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Six Months Ended
	Jun. 30, 2025	Mar. 31, 2025	Jun. 30, 2024	Jun. 30, 2025	Jun. 30, 2024
Noninterest Income	$11,486	$10,928	$20,439	$22,414	$33,051
Less: Net Gain on Visa Shares	0	0	(9,011)	0	(9,011)
Less: Insurance Recovery	0	0	0	0	(1,000)
Adjusted Core Noninterest Income	$11,486	$10,928	$11,428	$22,414	$23,040

Noninterest Expense	$30,432	$32,763	$33,333	$63,195	$64,038
Less: Legal Accrual	0	0	(4,537)	0	(4,537)
Adjusted Core Noninterest Expense	$30,432	$32,763	$28,796	$63,195	$59,501

Earnings Before Income Taxes	$32,930	$24,240	$26,922	$57,170	$54,725
Adjusted Core Impact:
Noninterest Income	0	0	(9,011)	0	(10,011)
Noninterest Expense	0	0	4,537	0	4,537
Total Adjusted Core Impact	0	0	(4,474)	0	(5,474)
Adjusted Earnings Before Income Taxes	32,930	24,240	22,448	57,170	49,251
Tax Effect	(5,964)	(4,155)	(3,261)	(10,119)	(7,414)
Core Operational Profitability (1)	$26,966	$20,085	$19,187	$47,051	$41,837

Diluted Earnings Per Common Share	$1.04	$0.78	$0.87	$1.82	$1.78
Impact of Adjusted Core Items	0.00	0.00	(0.13)	0.00	(0.16)
Core Operational Diluted Earnings Per Common Share	$1.04	$0.78	$0.74	$1.82	$1.62

Adjusted Core Efficiency Ratio	45.86%	51.35%	48.22%	48.55%	50.11%

(1)Core operational profitability was $3.4 million lower than reported net income for the three months ended June 30, 2024 and $4.1 million lower for the six months ended June 30, 2024.

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